PayPal Holdings, Inc.
INDEPENDENT DIRECTOR COMPENSATION POLICY
(Effective as of January 1, 2021)

Independent Directors (as defined in the PayPal Holdings, Inc. Amended and Restated 2015 Equity Incentive Award Plan, as it may be amended and restated from time to time (the “Plan”)) of PayPal Holdings, Inc. (“PayPal”) shall be eligible to receive cash and/or equity compensation as set forth in this Independent Director Compensation Policy (this “Policy”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board of Directors of PayPal (the “Board”) or the Compensation Committee of the Board, to each Independent Director who may be eligible to receive such cash compensation or equity grants. This Policy shall remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board.

Annual Equity Awards:

All Independent Directors	$275,000 in PayPal common stock
Board Chair	$75,000 in PayPal common stock

For purposes of clarity, the Board Chair receives $75,000 in PayPal common stock, in addition to the $275,000 in PayPal common stock the Board Chair receives as an Independent Director. All equity awards are subject to the PayPal Stock Ownership Guidelines.

If an Independent Director is appointed or elected at any time other than an Annual Meeting, the Independent Director shall be eligible to receive a prorated Annual Stock Award, in accordance with Exhibit A (the “Independent Director Equity Compensation Policy”).

Annual Retainers:

All Independent Directors	$80,000/year
Board Chair	$75,000/year
Lead Independent Director	$75,000/year
Audit, Risk and Compliance Committee Chair	$40,000/year
Compensation Committee Chair and Corporate Governance & Nominating Committee Chair	$20,000/year
Audit, Risk and Compliance Committee Member	$20,000/year
Compensation Committee Member	$18,000/year
Corporate Governance & Nominating Committee Member	$10,000/year

For purposes of clarity, (i) an Independent Director who serves as the chair of a committee will be entitled to the committee chair annual retainer for that specific committee in addition to the Independent Director annual retainer but will not be entitled to the committee annual retainer for serving as a member of that specific committee and (ii) an Independent Director who serves as Board Chair will be entitled to the Board Chair annual retainer in addition to the Independent Director annual retainer.

Annual retainers shall be payable on the first trading day after January 1 of each year in which the Independent Director serves as an Independent Director of the Board of PayPal (the “Annual Retainer Payment Date”) and shall be paid as soon as administratively practicable following the Annual Retainer Payment Date. If an Independent Director is elected or appointed to serve as a member of the Board, or appointed to serve as a member of a committee or as a chair of a committee in which such director is not a member prior to such appointment, during a calendar year but following the Annual Retainer Payment Date for such calendar year, his or her annual retainer(s) (or additional retainer if the Independent Director is serving in a different capacity) will be prorated, by multiplying such annual retainer(s) by a fraction, the numerator of which is the number of days from the appointment or election date to December 31 of such calendar year, and the denominator of which is 365 (the “prorated annual retainer”). The prorated annual retainer shall be paid to the Independent Director as soon as administratively practicable following such appointment or election. An Independent Director that changes roles during a calendar year but following the Annual Retainer Payment Date for such calendar year will be entitled to a proration of the incremental increase, if any, between his or her annual retainer amount received for such calendar year and the increased retainer amount. For the avoidance of doubt, the Independent Director is not required to repay his or her annual retainer(s) or any portion thereof in the event that such Independent Director’s role is changed or service is terminated during the calendar year. In lieu of receiving an annual retainer in cash, an Independent Director may elect to receive a fully vested Stock Payment award of PayPal common stock having a Fair Market Value equal to the forgone retainer.

Neither this policy nor any compensation paid hereunder will confer on any Independent Director the right to continue to serve as a member of the Board or to continue providing services to PayPal in any capacity.

All capitalized terms used but not defined herein (or in Exhibit A) shall have the meaning ascribed to them in the Plan. See Exhibit A for additional information regarding Independent Director equity compensation.

EXHIBIT A

PayPal Holdings, Inc.
INDEPENDENT DIRECTOR EQUITY COMPENSATION POLICY
(Effective as of January 1, 2021)

Independent Directors of the Board of Directors (the “Board”) of PayPal Holdings, Inc. (“PayPal”) are entitled to receive equity awards as part of the compensation for their service to the Board. The Compensation Committee of the Board (the “Committee”) is responsible for reviewing and approving the equity compensation arrangements for Independent Directors. Currently, the Committee has approved an arrangement whereby Independent Directors receive awards of PayPal common stock under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as it may be amended and restated from time to time (the “Plan”) according to a set, non-discretionary formula. This memorandum shall serve as written documentation of the non-discretionary formula established by the Committee pursuant to Article 10 of the Plan and shall supersede any prior policy or description of the formula. All awards are subject to the terms and conditions of the Plan and an award agreement in the form approved by the Committee to evidence such type of grant pursuant to this policy (the “award agreement”).

(1)Annual Award of Common Stock

Each Independent Director shall be granted a fully vested Stock Payment award of PayPal common stock under the Plan, promptly following the annual meeting of stockholders of PayPal (“Annual Meeting”). The number of shares of PayPal common stock subject to the award will be determined by dividing the amount of the annual equity award (i.e., $275,000 and, with respect to the additional equity award to the Board Chair, $75,000) by the per share Fair Market Value of PayPal common stock on the date of the Annual Meeting, rounded up to the nearest whole share (the “Annual Stock Award”).

If an Independent Director is appointed or elected at any time other than an Annual Meeting, the Independent Director shall be eligible to receive a prorated Annual Stock Award, as of the date of his or her appointment or election, for the period prior to the first Annual Meeting following his or her appointment or election, determined by (i) multiplying the amount of the annual equity award (i.e., $275,000 and, with respect to the additional equity award to the Board Chair, $75,000) by a fraction, the numerator of which is the number of days from the date of appointment or election to the first anniversary of the most recent Annual Meeting, and the denominator of which is 365, and (ii) dividing such amount by the per share Fair Market Value of PayPal common stock on the date of appointment or election, rounded up to the nearest whole share.

(2)Annual Retainer Elections

An Independent Director may elect to have all of his or her annual retainer (“Annual Retainer”) for services to the Board (and, to the extent applicable, on any committees thereof) in a particular taxable year delivered in the form of a fully vested Stock Payment award for PayPal common stock under the Plan rather than in the form of an annual cash payment (the “Elective Stock Award”). Such an election may only be made with respect to 100% of the Annual Retainer(s) for the calendar year and may not be made for a portion of any Annual Retainer. In the event an Independent Director receives a prorated Annual Retainer due to his or her appointment or election during a calendar year but following the Annual Retainer Payment Date (as defined in the Policy) for such calendar year, such Independent Director may elect to receive 100% of his or her prorated Annual Retainer for the calendar year as an Elective Stock Award. An Independent Director who elects to receive an Elective Stock Award is referred to as an “Electing Director.”

The number of shares of PayPal common stock subject to each Elective Stock Award will be determined by dividing the amount of the cash payment in lieu of which such Elective Stock Award is being made by the per share Fair Market Value of PayPal common stock on the date that the cash payment would otherwise be payable, rounded up to the nearest whole share. For example, if an Electing Director were entitled to an Annual Retainer payment of $100,000 on January 3 and the per share Fair Market Value of PayPal common stock was $200 on such date, the Electing Director would be entitled to receive a fully vested Stock Payment award for 500 shares of PayPal common stock in lieu of the $100,000 cash payment. The Elective Stock Award will be granted as of the date the cash payment would otherwise have been payable to the Independent Director.

Each Electing Director’s election must be in a form approved by the Committee and must be delivered to the Committee (or a person designated by the Committee to receive such election) as specified by the Committee or as otherwise prescribed by law.

(3) Treatment of DSUs Previously Granted to Independent Directors

Any elections made by Independent Directors, under the terms and conditions of the eBay Inc. Independent Director Compensation policy or the PayPal Holdings, Inc. Independent Director Compensation policy at the time of election, to have their annual retainers in respect of service to the Board prior to January 1, 2016 delivered in the form of deferred stock units (“DSUs”) (rather than in cash) will continue to apply to such annual retainers and shall be administered under such policies.

All applicable terms of the Plan and the applicable award agreement shall continue to apply to all DSUs. With respect to DSUs granted prior to August 1, 2013 under the eBay Inc. Independent Director Compensation policy and assumed by PayPal, PayPal has the discretion to deliver shares of PayPal common stock subject to the vested DSU award or a lump sum payment in cash equal to the aggregate Fair Market Value of such shares on the date of distribution. DSUs granted on or after August 1, 2013 may only be settled in shares of PayPal common stock.

Notwithstanding anything to the contrary, for any Independent Director who ceases to be a Board member, any unvested DSUs granted prior to the effective date of such resignation or termination shall automatically vest in full.

In addition, any unvested DSU awards previously granted to an Independent Director will automatically vest in full and become distributable immediately prior to a Change in Control (as defined under the Plan), subject to Section 409A of the Internal Revenue Code of 1986, as amended.

(4) DSUs Held by Former Directors of eBay Inc.

In connection with the distribution of shares of PayPal common stock to the stockholders of eBay Inc., DSUs previously granted to members of the eBay Inc. Board of Directors (the “eBay Board”) were adjusted in the manner set forth in the Employee Matters Agreement by and between PayPal and eBay Inc., dated July 17, 2015, and PayPal assumed and shall deliver or pay the portion of such DSUs relating to PayPal common stock to such members upon their separation from service with the Board or, if such member continues to serve as a member of the eBay Board after such distribution, upon their separation from service with the eBay Board.